Exhibit 23.3

Miller and Lents
Global Oil and Gas Consultants

October 13, 2021

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Coterra Energy Inc. to be filed with the Securities and Exchange Commission on or about October 13, 2021 (the “Registration Statement”) of all references to our firm and of our report dated January 27, 2021, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2020 of Coterra Energy Inc.

Yours very truly,

MILLER AND LENTS, LTD.

Texas Registered Engineering Firm No. F-1442

By:	/s/ Jennifer A. Godbold

Jennifer A. Godbold, P.E.

Vice President